Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Prospectus constituting a part of the Registration Statement on Form S-1 of our report dated October 2, 2026, relating to the financial statements of New Iceland Arctic Acquisition Corp. as of June 30, 2026, and for the period from April 21, 2026 (inception) through June 30, 2026, which is included herein. Our report dated October 2, 2026, relating to those financial statements, includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ GuzmanGray

Costa Mesa, California

October 2, 2026